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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made as of this 10 day of February, 2004, by and between BEIJING MED-PHARM CORPORATION, a Delaware corporation ("BMP"), with its principal offices located at 5906 Highland Drive, Palatine, IL 60067 and David Gao, an individual, residing at 5906 Highland Drive, Palatine, IL 60067 (the "Executive"),

                                   WITNESSETH

      BACKGROUND. BMP desires the Executive to be employed by BMP, and the Executive is desirous of such employment, upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties intending to be legally bound hereto agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                        (a) "Agreement" means this Employment Agreement, as the same may, from time to time, be amended in accordance with the provisions hereof.
                        (b)   "Cause" means, with respect to the Executive, any:

                              (i)   Act of dishonesty;
                              (ii)  Act of malfeasance;

                              (iii) Action taken in knowing contradiction to the
best interests of the Company;
                              (iv)  Refusal to perform job functions reasonably
required of him under this Agreement; or
                              (v)   Any other act which has a direct,
substantial and adverse effect on the Company's reputation or business.
                        (c) "Company" means BMP and its respective successors, whether now or hereafter existing.
                        (d) "Competing Organization" means to the best of the Executive's knowledge any person or legal entity engaged in, about to engage in, or intending to engage in, the business of providing services to foreign and/or domestic pharmaceutical companies, specifically: drug distribution; physician-oriented drug promotion; product registration; clinical trial management; and pre-market entry analyses.
                        (e) "Competing Service" means any service of any person or legal entity other than the Company, or a parent, subsidiary or affiliate of the Company, in

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existence or under development, which during the Term of this Agreement, competes with or is an alternative to any present or planned future service of the Company, whether or not actively marketed by the Company.
                        (f) "Confidential Information" means all that knowledge, data, concepts and other like information acquired by the Executive in the course of his employment with the Company.
                        (g)   "Customer" means any individual, firm,
partnership, corporation, company, joint venture or governmental or military unit or any other entity or any parent, subsidiary or affiliate of any of them which is negotiating or has a contract with the Company or a parent, subsidiary or affiliate of the Company for the purchase, sale or lease of the Company's or a parent's, subsidiary's or affiliate's services or which has been solicited by the Company or a parent, subsidiary or affiliate of the Company with respect to such purchase or lease during the Executive's employment with the Company.
                        (h) "Disability" means the Executive's inability to perform his duties under this Agreement for a period of six (6) consecutive months, or for eighty percent (80%) or more of the normal working days during the nine (9) consecutive months then ending, because of his physical or mental illness or infirmity.
                        (i) "Future Inventions" means all inventions, discoveries, ideas, concepts, designs and improvements of any sort, whether patentable, copyrightable or not, relating in any way to the business of the Company, which the Executive may, during the term of this Agreement, conceive or invent, whether alone or jointly with others, and whether during business hours or thereafter, and such term includes all "know-how" and Technical Data relating to the foregoing, and all letters patent and copyrights of the United States or any other country which may be issued in connection with the foregoing.
                        (j) "Secret or Confidential Information" means any ideas or any compilations of information kept or which shall hereafter be kept confidential by the Company in the operation of its business or the conduct of its research and which are not in the public domain, and which give or can give to the Company an advantage over its competitors, including, by way of illustration but not limitation: source codes, object codes, engineering and other sketches, drawings and tracings, specifications, engineering data, memoranda, designs, sources of supplies and materials, cost and financial data, processes, production machines and equipment, procedures, customer lists, marketing plans and business forecasts, together with all

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"know-how" and Technical Data relating thereto.
                        (k) "Technical Data" means all written, printed and other tangible materials embodying or containing "know-how", and includes, without limiting the generality of the foregoing, all correspondence, designs, processes, source codes, object codes, engineering sketches, drawings and tracings, specifications and engineering data, reporting formats, memoranda, notebooks, and all copies thereof, together with all models and prototypes of every description.
                        (l) "Term" means from February 10, 2004 to December 31, 2005; provided, however, Term shall include any continuation of this Agreement pursuant to Section 5 hereof.
            2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.
            3.    Duties.
            The Executive shall be employed by the Company as its President and Chief Executive Officer, and he shall perform such duties and render such services consistent therewith as may from time to time be required of him by the Board of Directors (the "Board") of the Company; provided, however, the Executive shall not have the power to hire or fire officers of the Company without the approval of the Board, nor shall the Executive take any of the following actions on behalf of the Company without the approval of the Board:
                        (a) Borrowing or obtaining credit in any amount or executing any guaranty;
                        (b) Expending funds for capital equipment in excess of budgeted expenditures for any calendar month;
                        (c)   Selling or transferring capital assets;
                        (d)   Executing any lease of real property; or
                        (e) Exercising any discretionary authority or control over the management of any employee welfare, pension benefit plan, or stock option plan, or over the disposition of the assets of any such plan.
                  4. Extent of Service. During the Term of this Agreement, the Executive agrees that he will:
                        (a) Serve the Company faithfully, diligently and to the best of

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his ability under the direction of the Board;
                        (b) Devote his best efforts and his entire working time, attention and energy to the performance of his duties hereunder and to promoting and furthering the interests of the Company; and
                        (c) Not, without the prior written approval of the Board, become associated with or engaged in, any business other than that of the Company, and he will do nothing inconsistent with his duties to the Company.
                  5. Term of Employment. The term of employment of the Executive under this Agreement shall be for the Term, unless terminated pursuant to Section 9 of this Agreement. Notwithstanding the foregoing, the term of the Executive's employment hereunder shall continue beyond the Term on a year-to-year basis, subject to Section 9 hereof, unless either party gives notice of termination to the other in accordance with the terms of this Agreement.
                  6. Base Salary Compensation; Annual Bonus. (a) For all services to be rendered by the Executive under this Agreement, excluding services as an officer, director and member of any committee, and such duties as the Board may assign to him in accordance with Section 3 hereof, the Company agrees to pay the Executive a base salary of $200,000 per annum, payable at such times as is customary for employees of the Company and in accordance with the normal payroll practices of the Company.
                  (b) Effective January 1,2005 and on each subsequent January 1 during the Term, the Executive shall be entitled to receive an annual cash bonus in an amount determined by the Board.
                  7. Other Compensation. The Executive will participate in a Company Stock Incentive Plan pursuant to which the Executive will have the option to purchase shares of the voting common stock of the Company for a period of years and at an option price determined by the Board.
                  8.    OTHER BENEFITS.
                  A. The Executive shall be entitled to participate in any disability, medical or life insurance or other similar plan or arrangement, any stock bonus, purchase or option plan and any bonus or profit sharing plan or retirement plan or other fringe benefit provided by the Company to its executives generally. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may

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from time to time reasonably establish for its employees and subject to substantiation of expenses as required under applicable federal and state tax laws and regulations. The Company shall cause its wholly-owned subsidiary, Beijing Med-Pharm Marketing Calculating Co. Ltd. ("BMP China"), to arrange for the Executive's use of an automobile while the Executive is working on Company and/or BMP China business in The People's Republic of China.
                  B. The Executive shall be entitled to receive four weeks of paid vacation during each year of this Agreement, which shall be taken at such time or times as will not unreasonably hinder or interfere with the Executive's business or operations. Vacation time may be accrued from year to year in accordance with the Company's general vacation policy.
                  C. Death Benefit and Life Insurance.
                  I. The Executive is entitled to participate in any life insurance, accidental death and dismemberment and travel accident plans maintained by the Company for its employees, on terms no less favorable than those extended to any other senior executive of the Company.
                  II. The Company may, if it so chooses, apply for and procure in its own name, and for its own benefit, additional life insurance and disability insurance on the Executive, and the Executive shall have no right, title or interest therein.
                  III. The Executive agrees to submit to any medical or other examination, and to execute any application or other instrument, reasonably necessary to obtain any policy of insurance under this Section.
                  D. Liability Insurance. The Company will obtain and maintain at all times directors' and officers' liability insurance for the Executive, so long as such insurance can be obtained on terms acceptable to the Board.
                  E. Indemnification. The Company agrees to defend the Executive and shall indemnify and hold harmless the Executive to the fullest extent permitted by law from any and all liability, costs and expenses which may be assessed against the Executive by reason of the performance of his responsibilities and duties under the terms of this Agreement, provided such liability does not result from the willful misconduct or gross negligence of the Executive.

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                  9.    Termination.
                        (a) The Term of this Agreement and the employment of the Executive hereunder shall terminate in the event of the death of the Executive and, at the option of the Company, upon written notice to the Executive, upon the Disability of the Executive. During the period of any Disability, until the Company shall have elected to terminate the Term of this Agreement, as aforesaid, the Executive shall continue to receive his base salary and all other benefits provided for in Sections 7 and 8 hereof.
                        (b) In addition to the provisions of Section 9(a) above, the Company may also, for Cause, elect to terminate the Term of this Agreement and the employment of the Executive hereunder by written notice to the Executive. Upon any such termination for Cause, the Executive shall no longer be entitled to receive his base salary or any other benefits under this Agreement.
                        (c)   In addition to the provisions of Section 9(a) and
(b) above, the Company may also terminate the employment of the Executive hereunder, at the end of the Term, by notice given to the Executive at least ninety (90) days before the end of such Term.
                        (d) The Executive shall have the right to terminate this Agreement (i) upon written notice given to the Company at least ninety (90) days prior to his intended date of resignation, or (ii) upon his Disability.
                        (e) In the event of a merger or combination in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company's assets, the Company shall (1) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Company's business through that merger or combination or sale of assets, or (2) on at least thirty (30) days' prior written notice to Executive, terminate this Agreement effective on the date of the merger or combination or sale of assets. Such termination shall constitute a "termination without cause" under Section 9(f) hereof.
                        (f) Termination without Cause. Should the Executive be terminated for any reason other than for Cause or the expiration of this Agreement, the Executive shall be entitled to receive, payments as follows:
                              (i)   Upon termination during the first 2 years of
this Agreement, an amount equal to twelve (12) months of the Executive's then current base salary paid in twelve (12) equal monthly installments beginning 7 days after the date of such termination;

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                              (ii)  Upon termination following the second year
of this Agreement, an amount equal to twelve (12) months of the Executive's then current base salary payable in a lump sum within 7 days of the date of termination;
                              (iii) The immediate vesting of all options,
pension plans and other benefit packages in which the Executive was a participant at the time of his termination; and
                              (iv)  Such additional payments and other
compensation as may be reasonable under the circumstances and approved by the Board in the event that the termination is due to a merger of the Company into another company, or, the Company is sold to third parties.
                              (v)   In addition to termination by the Executive
provided in Section 9(d) hereof, the Executive may terminate this Agreement upon 30 days written notice to the Company setting forth specifically the grounds for termination upon the occurrence of any of the following: (i) the failure of the Company to observe or comply with any material provision of this Agreement if such failure has not been cured within 30 days after written notice thereof has been given by the Executive to the Company, or (ii) the dissolution of the Company. Upon termination by the Executive in accordance with this Section 9(f)(v), the Company shall pay the Executive his base salary through the date of termination plus any incentive compensation accrued by the Executive under any Company Incentive Compensation Plan but not yet paid, and shall continue to pay to the Executive his base salary for a period (the "Severance Period") equal to the lesser of:
                  (a)   two years from the date of such termination, and
                  (b) the sum of (i) the period from the date of such termination through the date when the Term would have expired but for termination hereunder and (ii) one year. Following termination of this Agreement pursuant to Section 9(f), the Executive shall have no obligation to mitigate his damages by finding alternative employment or otherwise. Upon termination of this Agreement as provided in Section 9(f), the Term shall terminate and all further rights and obligations of the parties under this Agreement (except those set forth in Section 9(f) for the periods set forth herein) shall be of no further force or effect.
                  10. Representations and Warranties of the Executive as to Conflicts. The Executive hereby represents and warrants to the Company that his employment by the Company does not and will not violate any agreement or instrument to which he is a party or by

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which he is bound, and the Executive agrees that he will indemnify and hold harmless the Company, its directors, officers and employees against any claims, damages, liabilities and expenses (including reasonable attorneys' fees) which may be incurred, including amounts paid in settlement, by any of them in connection with any claim based upon or related to a breach of the Executive's representations and warranties set forth in this Section 10. In the event of any claim based upon or related to a breach of the Executive's representations and warranties set forth in this Section 10, the Company will give prompt notice thereof, in writing, to the Executive and the Executive shall have the right to defend such claim with counsel reasonably satisfactory to the Company.
                  11. Future Inventions. The Executive shall assign and convey to the Company, and hereby does assign and convey to the Company, and the Company hereby accepts, all of the Executive's right, title and interest in and to all Future Inventions made or conceived during the Term of this Agreement, and the Executive hereby agrees that he shall, without the payment of royalty or any other consideration to him therefor:
                        (a) Inform the Company promptly and fully of each such Future Invention by a written report satisfactory to the Company;
                        (b) Apply, at the Company's request and expense, for United States and foreign letters patent, copyright, trademark or service mark, as the case may be, either in the Executive's name or otherwise as the Company shall direct;
                        (c) Assign and convey to the Company, and he hereby does assign and convey to the Company, all of his right, title and interest in and to applications for United States and foreign letters patent, copyrights, trademarks and service marks and to any letters patent, copyrights, trademarks and service marks which may be issued upon any such Future Invention;
                        (d) Deliver promptly to the Company, without charge to the Company but at its expense, such written instruments, and do such other acts, as may be reasonably necessary, in the opinion of the Company, to obtain and maintain United States and foreign letters patent, copyrights, trademarks or service marks on each such Future Invention and to vest the Executive's entire right, title and interest thereto in the Company; and
                        (e) Grant to the Company, and he hereby does grant to the Company, prior to any further assignment of the Executive's right, title and interest to the Company in any Future Invention as required above, the royalty-free right to use in its business,

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and to make, have made, use and sell products, processes, services, writings and marks based upon or related to such Future Invention made or conceived by the Executive.
                  12.   Confidentiality.
                        (a) During the Term of this Agreement and at all times thereafter, the Executive will not use Secret or Confidential Information for his own benefit or for the benefit of any person or legal entity other than the Company, nor will he disclose the same to any other person or legal entity, except as required to conduct the business of the Company in the ordinary course.
                        (b) Except with the prior written approval of the Company, or except as required to conduct the business of the Company in the ordinary course, the Executive will not, at any time, directly or indirectly, use, disseminate, disclose, lecture upon, or publish articles concerning, any Secret or Confidential Information.
                        (c) Upon the termination of his employment with the Company, all documents, records, notebooks and similar repositories of, or containing, Secret or Confidential Information, including any copies thereof, then in the Executive's possession, or under his control, whether prepared by him or others, will be left with or immediately returned to the Company by the Executive.
                  13. Non-Compete. The Executive agrees that, during the Term of this Agreement and during the period of two (2) years following the termination of his employment with the Company pursuant to Section 9, subsections (a), (b), (c) or (d) of this Agreement, he will not, without the written approval of the Company, directly or indirectly, under any circumstances whatsoever, own, manage, operate, engage in, control or participate in the ownership, management, operation or control of, or be connected in any manner, whether as an individual, partner, stockholder, director, officer, principal, agent, employee or consultant, or in any other relation or capacity whatsoever, with any Competing Organization, and will not in any such manner, compete with or solicit or call on any Customer, wherever located, who was a Customer at any time during the period one year prior to the termination of the Executive's employment with the Company, for the purpose of inducing such Customer to purchase or lease a Competing Service. Notwithstanding the foregoing, nothing contained in this Section 13 shall restrict the Executive from making any investment in any company, so long as such investment consists of no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or in the over-the-counter market.

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                  14.   Non-Interference. The Executive will not, for a period
of two (2) years following the termination of the Executive's employment pursuant to Section 9, subsections (a), (b), (c) or (d) of this Agreement, directly or indirectly, employ, hire, solicit or, in any manner, encourage any employee of the Company to leave the employ of the Company.
                  15. Injunctive Relief. In addition to any other rights or remedies available to the Company as a result of any breach by the Executive of his obligations under this Agreement, the Company shall be entitled to enforcement of such obligations by an injunction or a decree of specific performance from a court with appropriate jurisdiction, and in the event that the Company is successful in any suit or proceeding brought or instituted by the Company to enforce any of the provisions of this Agreement, or on account of any damages sustained by the Company by reason of the violation by the Executive of any of the terms of this Agreement to be performed by the Executive, the Executive agrees to pay to the Company all attorneys' fees reasonably incurred by the Company.
                  16. Withholding. The Executive hereby agrees that he will make such arrangements as the Company may deem necessary to discharge any obligations of the Company to withhold Federal, state or local taxes imposed upon the Company in respect of this Agreement.
                  17. Severability. The provisions of this Agreement shall be severable and if any part of any provision shall be held invalid or unenforceable, or any separate covenant contained in any provision is held to be unduly restrictive and void by a final decision of any court or other tribunal of competent jurisdiction, such part, covenant or provision shall be construed or limited in scope to give it maximum lawful validity, and the remaining provisions of this Agreement shall nonetheless remain in full force and effect.
                  18. Entire Agreement. This Agreement contains the entire agreement of the parties relative to the subject matter hereof, superseding and terminating all prior agreements or understandings, whether oral or written, between the parties hereto relative to the subject matter hereof, and this Agreement may not be extended, amended, modified or supplemented without the prior written consent of the parties hereto.
                  19. Waivers. Any waiver of the performance of the terms or provisions of this Agreement shall be effective only if in writing and signed by the party against whom such waiver is to be enforced. The failure of either party to exercise any of his or its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent

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exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement.
                  20. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by overnight courier or certified mail, postage prepaid, return receipt requested, to their respective addresses of the parties hereto as set forth above or to such other address as either party may designate by notice to the other party given as herein provided.
                  21. Assignment. Except as provided in Section 9(e), this Agreement shall not be assignable by either party without the prior written consent of the other party.
                  22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws rules of such state.
                  23. Survival of Terms. The terms of this Agreement and the respective obligations of the parties hereto shall survive the termination of the Executive's employment with the Company for as long as any obligation or duty remains outstanding.
                  24. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, firm, corporation or other entity which may acquire all or substantially all of the Company's assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer. In every respect, this Agreement shall inure to the benefit of and be binding upon the Executive, his heirs, executors and personal representatives and, being personal in nature, shall not be assignable by the Executive.
                  25. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    BEIJING MED-PHARM CORPORATION

                                    By:
                                        ----------------------------------
                                    Title:


                                    By:
                                        ----------------------------------
                                        Executive